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                             CEDAR INCOME FUND, LTD.
                          44 South Bayles Avenue, #304
                         Port Washington, New York 11050

                                                     Contact: Leo S. Ullman
                                                              President
                                                              (516) 767-6492

FOR IMMEDIATE RELEASE:

CEDAR INCOME FUND, LTD. - ANNOUNCES COMPLETION OF PURCHASE OF FAIRVIEW PLAZA SHOPPING CENTER IN NEW CUMBERLAND, PENNSYLVANIA

Port Washington, New York - January 10, 2003 - Cedar Income Fund, Ltd., a NASDAQ-listed real estate investment trust (the "Company"), today announced that a newly-formed partnership consisting of wholly-owned affiliates of the Company and of Kimco Realty Corporation (NYSE: "KIM") had completed the purchase of Fairview Plaza in New Cumberland (York County), Pennsylvania, a 70,000 sq. ft. shopping center anchored by a 59,000 sq. ft. Giant supermarket. Other tenants include the Pennsylvania Liquor Control Board, Subway and a regional bank.

The purchase price, including closing costs, was approximately $8.5 million. Financing in the amount of approximately $6 million has been provided by GE Capital Corp. The parties to the transaction were represented by Cassidy & Pinkard/iCap and Fameco Real Estate Corp.

The Company also expects to close within the month of January on the purchase of Newport Plaza, Newport, PA and Halifax Plaza, Halifax, PA, each also anchored by Giant supermarkets, and also being acquired from affiliates of Caldwell Development Corp. of Wormleysburg, Pennsylvania, as previously reported.

Cedar Income Fund, Ltd. is a real estate investment trust administered by Cedar Bay Realty Advisors, Inc., Port Washington, New York with investments primarily in multi-tenant supermarket-anchored shopping centers in eastern Pennsylvania and southern New Jersey. Shares of Cedar Income Fund, Ltd. are traded on the NASDAQ (Small Cap) Stock Market under the symbol "CEDR".